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                                                                    EXHIBIT 99



FOR IMMEDIATE RELEASE                   FOR INFORMATION CONTACT
---------------------                   -----------------------

                                        DAVID L. KALKBRENNER, PRESIDENT & CEO
                                          GREATER BAY BANCORP (650) 614-5767
                                        STEVEN C. SMITH, EVP, COO & CFO
OCTOBER 23, 1998                          GREATER BAY BANCORP (650) 813-8222



                   GREATER BAY BANCORP ANNOUNCES EXCHANGE
                OFFER FOR FLOATING RATE SECURITIES, SERIES A

        PALO ALTO, CA; October 23, 1998. -- Greater Bay Bancorp (Nasdaq:GBBK) announced today the commencement of an offer to exchange its $30 million aggregate principal amount of Floating Rate Capital Securities Series A outstanding for a like amount of its registered Floating Rate Capital Securities Series B. The exchange offer is being conducted in accordance with the terms of the initial issuance of the Series A securities on August 12, 1998, and is being made upon the terms and conditions set forth in a Prospectus and in a related Letter of Transmittal which are being provided to holders of record of the Series A securities.

        The exchange offer is not conditioned on any amount of the Series A securities being exchanged. The exchange offer is scheduled to expire at 5:00 p.m., Eastern Time, on November 23, 1998, unless extended.

        This documents may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see Greater Bay Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997, and particularly the discussion of risk factors within that document.

                        "WE INVEST IN RELATIONSHIPS"